Filed Pursuant to Rule 433
Registration No. 333-158385
September 16, 2010
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Return Enhanced Notes Linked to the Russell 2000® Index due December 28, 2010 (the “Notes”)
General
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Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the single Reference Asset described below.
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Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing December 28, 2010.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The Russell 2000® Index (“RTY”)
Principal Amount:	$1,000 per Note.
Pricing Date:	September 16, 2010
Trade Date:	September 16, 2010
Original Issue Date:	September 21, 2010
Ending Averaging Dates:
December 16, 2010, December 17, 2010, December 20, 2010, December 21, 2010 and December 22, 2010 (the Final Valuation Date), subject to adjustment as described herein and in the accompanying product supplement.

Final Valuation Date:	December 22, 2010, subject to adjustment as described herein and in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be December 28, 2010.  The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the Principal Amount plus the lesser of:
(i) the product of (a) the Principal Amount multiplied by (b) the Reference Return multiplied by the Upside Participation Rate; and
(ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.

If the Reference Return is less than 0.00% at maturity, you will lose 1.00% of the Principal Amount for each percentage point that the Reference Return is below zero.  This means that if the Reference Return is -100.00%, you will lose your entire investment.

Upside Participation Rate:	200.00%
Maximum Return:	12.30%
Reference Return:	The quotient, expressed as a percentage, of (i) the Final Level minus the Initial Level divided by (ii) the Initial Level, expressed as a formula:
Final Level – Initial Level
Initial Level
Initial Level:	An intra-day level of the Reference Asset on the Pricing Date, as determined by the calculation agent. The Initial Level is not the Official Closing Level on the Pricing Date.
Final Level:	The arithmetic average of the Official Closing Levels of the Reference Asset on the five Ending Averaging Dates, as determined by the calculation agent.
Official Closing Level:
The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K05U5 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this free writing prospectus.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the Notes.  J.P. Morgan Securities Inc. will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$2.50	$997.50
Total
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $997.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
September 16, 2010

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC, as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC and HSBC Bank USA, N.A.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below assume an Initial Level of 700.00 and reflect the Upside Participation Rate of 200.00% and the Maximum Return on the Notes of 12.30%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return on the Notes
1,400.00	100.00%	12.30%
1,260.00	80.00%	12.30%
1,155.00	65.00%	12.30%
1,050.00	50.00%	12.30%
980.00	40.00%	12.30%
910.00	30.00%	12.30%
840.00	20.00%	12.30%
770.00	10.00%	12.30%
743.05	6.15%	12.30%
735.00	5.00%	10.00%
717.50	2.50%	5.00%
707.00	1.00%	2.00%
700.00	0.00%	0.00%
693.00	-1.00%	-1.00%
665.00	-5.00%	-5.00%
630.00	-10.00%	-10.00%
560.00	-20.00%	-20.00%
490.00	-30.00%	-30.00%
420.00	-40.00%	-40.00%
350.00	-50.00%	-50.00%
280.00	-60.00%	-60.00%
210.00	-70.00%	-70.00%
140.00	-80.00%	-80.00%
70.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Reference Asset increases from the Initial Level of 700.00 to a Final Level of 735.00. Because the Final Level of 735.00 is greater than the Initial Level of 700.00 and the Reference Return of 5.00% multiplied by the Upside Participation Rate of 200.00% does not exceed the Maximum Return of 12.30%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (5.00% × 200.00%)] = $1,100.00

Example 2: The level of the Reference Asset increases from the Initial Level of 700.00 to a Final Level of 770.00. Because the Final Level of 770.00 is greater than the Initial Level of 700.00 and the Reference Return of 10% multiplied by the Upside Participation Rate of 200.00% exceeds the Maximum Return of 12.30%, the investor receives a Payment at Maturity of $1,123.00 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + [$1,000 ×  12.30%] = $1,123.00

Example 3: The level of the Reference Asset significantly decreases from the Initial Level of 700.00 to a Final Level of 490.00. Because the Reference Return is -30.00% and the Final Level of 490.00 is less than the Initial Level of 700.00, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by 200.00%, up to the Maximum Return on the Notes of 12.30%, or a maximum Payment at Maturity of $1,123.00 for every $1,000 Principal Amount of Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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FULL PARTICIPATION IN THE DECLINE OF THE REFERENCE ASSET — Payment at maturity of the Principal Amount of the Notes is fully exposed to a decline in the Final Level, as compared to the Initial Level.  If the level of the Reference Asset declines, you will lose 1.00% of the Principal Amount for every 1.00% that the Reference Return is less than zero.  If the Reference Return is -100.00%, you will lose your entire investment.

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LINKED TO THE RUSSELL 2000® INDEX — The return on the Notes is linked to the Russell 2000® Index.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and is designed to track the performance of the small capitalization segment of the United States equity market. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes.  Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset.  We intend to treat the Notes consistent with this approach.  Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

For a further discussion of U.S. federal income tax consequences related to the Notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the level of the Reference Asset as compared to the Initial Level.  You may lose up to 100.00% of your investment.

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CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of  12.30% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return.  You will not receive a return on the Notes greater than the Maximum Return.

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SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this free writing prospectus.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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THERE ARE RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and the value of the Notes.  The Initial Level is an intra-day level of the Reference Asset on the Pricing Date to be determined on such date by the calculation agent.  Although the calculation agent will make all determinations and take all action in relation to the establishment of the Initial Level in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the Notes in taking any actions, including the determination of the Initial Level, that might affect the value of your Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Russell 2000® Index (the “RTY”) or any of the securities comprising the RTY.  All disclosures contained in this free writing prospectus regarding the RTY, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the RTY or any constituent included in the RTY.  You should make your own investigation into the RTY.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Russell 2000® Index

We have derived all information relating to the RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY.

The Russell 2000® Index (“RTY”) is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

 Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

 The following types of shares considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

 In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

 Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

 License Agreement with Russell Investment Group

 We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the securities.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the securities into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the securities.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this free writing prospectus that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the securities or in the determination or calculation of the equation by which the securities are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the securities.  The use of and reference to RTY in connection with the securities have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical Official Closing Levels from January 3, 2005 through September 15, 2010.  The Official Closing Level for the Reference Asset on September 15, 2010 was 652.51. We obtained the Official Closing Levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Final Valuation Date or any of the Ending Average Dates. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Market Disruption Events

If an Ending Averaging Date or the Final Valuation Date is not a scheduled trading day, then such Ending Averaging Date or the Final Valuation Date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on an Ending Averaging Date or the Final Valuation Date, then such Ending Averaging Date or the Final Valuation Date, as applicable, will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to an Ending Averaging Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the Ending Averaging Date or the Final Valuation Date, as applicable, and the Official Closing Level of the Reference Asset will be determined by means of the formula for and method of calculating the Reference Asset which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the Reference Asset (or a good faith estimate of the value of a security in the Reference Asset which is itself the subject of a market disruption event).  If an Ending Averaging Date is postponed, then each subsequent Ending Averaging Date and the Final Valuation Date will also be postponed by an equal number of scheduled trading days.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)
Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) in futures or options contracts relating to the relevant Reference Asset on any related exchange; or

(ii)
Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any relevant related exchange; or

(iii)
The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC.  J.P. Morgan Securities LLC will act as placement agent for the Notes and will receive a fee that will not exceed $2.50 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.